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                                                                       EXHIBIT 5






                                 April 19, 2000


The Timken Company
1835 Dueber Avenue, S.W.
Canton, Ohio  44706-2798

                   Re:  The Hourly Pension Investment Plan, As Amended
                        ----------------------------------------------

Ladies and Gentlemen:

         We have acted as counsel to The Timken Company, an Ohio corporation (the "Company"), in connection with the filing of a registration statement on Form S-8 (the "Registration Statement") to register under the Securities Act of 1933, as amended, an additional 500,000 common shares, without par value, of the Company (the "Common Shares") to be issued or transferred and sold under The Hourly Pension Investment Plan, as amended (the "Plan"). We have examined such documents, records and matters of law as we have deemed necessary for the purposes of this opinion, and based thereon, we are of the opinion that the Common Shares that may be issued or transferred and sold by the Company to the Trustee (as defined in the Plan) pursuant to the Plan have been duly authorized and will be, when issued or transferred and sold in accordance with the Plan, validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                              Very truly yours,


                                              Jones, Day, Reavis & Pogue